Exhibit 99.1

Press Release	Source: Silver State Bancorp

SILVER STATE BANCORP REPORTS RECORD THIRD QUARTER NET INCOME;

Strong Balance Sheet and Credit Quality

Henderson, NV – October 23, 2007 – Silver State Bancorp (NASDAQ: SSBX) today reported record net income for the third quarter ended September 30, 2007 of $7.2 million, or $0.47 per share diluted, up 17.5% from $0.40 per share reported a year ago.

3rd Quarter 2007 Financial Highlights

•	Net income of $7.2 million, an increase of $1.6 million or 27.8% from the third quarter 2006

•	Diluted earnings per share of $.47, an increase of 17.5% compared to $.40 per share in the third quarter 2006

•	Net interest income of $22.4 million, an increase of $7.9 million or 54.0% from the third quarter 2006

•	Net interest margin of 5.83% for the quarter

•	Net loan growth of $144.9 million or 11.2% for the quarter

•	Return on average equity (annualized) of 20.0% and return on average assets (annualized) of 1.8%

•	Non-performing loans represented 0.06% of gross loans at September 30, 2007

•	Non-performing assets represented 0.06% of total assets at September 30, 2007

•	Net charge-offs as a percentage of average loans were less than 0.01% for the quarter

•	Efficiency ratio of 42.91% for the quarter

•	Completed initial registered public offering of common stock on July 23, 2007 raising approximately $25.5 million of net proceeds

•	Completed issuance of $30 million of trust preferred securities on July 24, 2007

Corey L. Johnson, President and Chief Executive Officer, said, “We are extremely pleased with the Company’s financial results for the 3rd quarter considering the significant competitive pressures in the markets we operate. Our earnings and interest margins have continued to remain strong despite these challenging market conditions.

“The Company experienced the successful completion of our initial registered public offering of common stock in July raising approximately $25.5 million in net proceeds. In addition, the Company supplemented our capital through a $30 million trust preferred securities issuance. This expanded capital base will allow the Company to continue our strategic growth plans.

“Credit quality remains the top priority for management. To this end, we will continue to focus on quality earning asset generation. Through our underwriting guidelines and prudent lending measures, as well as the constant monitoring of our portfolio, there has been virtually no deterioration in our credit quality. In addition, during the third quarter we continued to build our loan loss provision commensurate with our portfolio growth.

“We are seeing weakness in the residential real estate lending market; however, we are still primarily a commercial real estate lender and do not see a significant downturn in the primary commercial real estate markets in which we lend.

“With regard to expansion, we are optimistic about our strategic growth plan and look forward to the opportunities we have to expand our presence in both Nevada and Arizona. In our view, these locations represent two of the most attractive markets in the United States.”

Income Statement

Silver State Bancorp reported net income of $7.2 million for the three months ended September 30, 2007, representing an increase of 27.8% when compared to net income of $5.6 million for the third quarter of 2006. Diluted earnings per share were $.47 for the three months ended September 30, 2007, an increase of 17.5%, when compared to $.40 for the corresponding period of 2006.

For the nine months ended September 30, 2007, net income was $19.0 million, representing an increase of 24.8% when compared to net income of $15.2 million for the first nine months of 2006. Diluted earnings per share were $1.31 for the nine months ended September 30, 2007, an increase of 17.0%, when compared to $1.12 for the corresponding period of 2006.

Total interest income was $38.8 million for the quarter ended September 30, 2007 compared to $23.8 million for the corresponding period of 2006. This increase of $15.0 million or 63.2% was primarily the result of significant growth in our average earning assets. Our average earning assets, driven by an increase in our average loans, increased $606.7 million or 66.1% for the third quarter of 2007 compared to the corresponding period of 2006. The average yield on earning assets decreased to 10.09% for the quarter ended September 30, 2007 compared to 10.27% for the corresponding period of 2006.

Total interest expense increased $7.2 million or 77.8% to $16.4 million for the quarter ended September 30, 2007 compared to the corresponding period of 2006. The increase in total interest expense was a result of an increase in the average balance of interest bearing liabilities, driven by an increase in our average deposits, of $564.2 million or 79.2% for the third quarter of 2007 compared to the third quarter of 2006. The average cost of interest bearing liabilities decreased to 5.09% for the quarter ended September 30, 2007 compared to 5.13% for the quarter ended September 30, 2006.

Net interest income was $22.4 million for the third quarter of 2007, up $7.9 million or 54.0% from $14.6 million in the third quarter of 2006. The net interest margin decreased to 5.83% for the third quarter of 2007 compared to 6.29% for the third quarter of 2006. This decrease is primarily attributable to a slight decrease in the average yield of our loan portfolio reflecting continued competitive pressures on the pricing of our loan products. During the third quarter of 2007, our net interest margin continued to show signs of stabilizing at 5.83% compared to 5.72% and 5.85% for the first and second quarters of 2007 respectively.

The Company’s provision for loan losses was $2.4 million for the quarter ended September 30, 2007 as compared to $817,000 for the corresponding quarter of 2006. The increased provision is primarily due to the significant increase in our loan portfolio. In addition, the Company increased its provision related to residential family loans due to the weaknesses in the residential real estate markets in the Las Vegas and Phoenix metropolitan areas.

Total non-interest income was $1.9 million for the quarter ended September 30, 2007, an increase of $227,000 or 13.2% compared to the corresponding period of 2006. Total non-interest income represented 16.9% of income before income taxes for the third quarter of 2007 compared to 19.7% for the corresponding period of 2006. The increase in non-interest income was primarily the result of an increase in other bank fee income generated from our bank products and services.

Total non-interest expense increased $3.7 million or 55.0% to $10.5 million for the quarter ended September 30, 2007 compared to the corresponding period of 2006. The increase was primarily attributable to expenses associated with salaries and employee benefits due to the addition of new employees which is consistent with our overall growth. Full-time equivalent employees were 333 at September 30, 2007 compared to 245 at September 30, 2006. Occupancy expenses increased $225,000 or 31.1% to $949,000 for the quarter ended September 30, 2007 compared to the corresponding period of 2006 primarily as a result of the Company’s number of full service branch offices increasing to 12 at September 30, 2007 from 9 at September 30, 2006. Professional fees increased $496,000 or 209.3% to $733,000 for the quarter ended September 30, 2007 compared to the corresponding period of 2006 due to increased legal, audit, accounting, and compliance fees attributed to the growth of the company and costs associated with being a public company. Depreciation and amortization expense increased $275,000 or 73.3% to $650,000 for the quarter ended September 30, 2007 compared to the corresponding period of 2006 due to increases in premises, equipment and other depreciable assets. Insurance expense increased $259,000 or 345.3% to $334,000 for the quarter ended September 30, 2007 compared to the corresponding period of the prior year, due primarily to an increase in FDIC deposit insurance assessments.

Balance Sheet

Total assets were $1.7 billion at September 30, 2007, an increase of $464.5 million or 38.4% from December 31, 2006. Total assets increased $163.4 million or 10.8% from June 30, 2007. This increase is due primarily to internally generated loan growth and reflects our ability to leverage our newly generated capital.

Net loans, excluding loans held for sale, totaled $1.4 billion at September 30, 2007, an increase of $437.6 million or 43.6% from December 31, 2006 and an increase of $144.9 million or 11.2% from June 30, 2007. Loans held for sale totaled $63.3 million at September 30, 2007, an increase of $29.2 million or 85.9% from December 31, 2006 and an increase of $11.2 million or 21.4% during the third quarter 2007. The majority of the loan growth was in construction and land loans which grew $365.6 million or 58.9% from December 31, 2006 and grew $117.0 million or 13.4% from June 30, 2007. Net loans represented approximately 86% of total assets at September 30, 2007 and June 30, 2007 compared to approximately 83% at December 31, 2006. The allowance for loan and lease losses represented 1.15% of gross loans at September 30, 2007 and 1.10% at December 31, 2006 and 1.09% at June 30, 2007. This increase is due to the Company increasing its allowance related to residential family loans due to the weaknesses in the residential real estate markets in the Las Vegas and Phoenix metropolitan areas.

Deposits totaled $1.4 billion at September 30, 2007, an increase of $369.8 million or 37.5% from December 31, 2006 and an increase of $110.8 million or 8.9% from June 30, 2007. The majority of our deposit growth occurred in interest bearing checking accounts which grew $97.0 million or 22.3% and time deposits which grew $256.6 million or 70.9% from December 31, 2006. Interest bearing checking accounts increased $16.0 million or 3.1% and time deposits grew $97.7 million or 18.7% from June 30, 2007. Federal Home Loan Bank advances were $76.6 million at September 30, 2007, an increase of $18.6 million or 32.1% from December 31, 2006 and $5.0 million or 7.0% from June 30, 2007. Both deposit liabilities and Federal Home Loan Bank advances are used as our primary funding sources to support our strong loan growth.

Junior subordinated debt totaled $69.6 million at September 30, 2007, an increase of $30.9 million or 80.0% from December 31, 2006 and June 30, 2007. Our junior subordinated debt, which is issued to our statutory trust subsidiaries that, in turn, issue trust preferred securities, is considered long term borrowing for financial reporting purposes but is included as a component of regulatory capital, subject to limitations.

Stockholders’ equity increased $45.5 million or 42.6% from December 31, 2006 and $33.3 million or 28.1% from June 30, 2007. This increase was a result of the company’s initial registered public offering of common stock completed in July 2007 which raised approximately $25.5 million of net proceeds, $19.0 million in net income for the nine months ended September 30, 2007, and stock option exercises. Total stockholders’ equity represented 9.1% of total assets at September 30, 2007, compared to 8.8% at December 31, 2006 and 7.9% at June 30, 2007. Tangible book value per share increased to $8.67 at September 30, 2007 from $6.33 at December 31, 2006 and $7.20 at June 30, 2007

Asset Quality and Capital Ratios

At September 30, 2007 non-performing loans were $835,000 and represented 0.06% of gross loans and non-performing assets were $945,000 and represented 0.06% of total assets. Net charge-offs were $36,000 for the quarter ending September 30, 2007 and as a percentage of average loans were less than 0.01% for the quarter ending September 30, 2007.

The Company is considered “well-capitalized” pursuant to regulatory capital definitions at September 30, 2007 with Tier 1 Risk-Based, Total Risked-Based and Leverage Ratios of 10.7%, 12.7% and 11.6%, respectively.

Conference Call

Silver State Bancorp will hold a conference call to discuss third quarter results on October 24, 2007 at 11:00 AM Eastern; 8:00 AM Pacific. Dial in number: 866.713.8567. International dial in: 617.597.5326. Passcode: 22938680. A replay will be available through October 31, 2007. Replay dial in: 888.286.8010. International dial in: 617.801.6888. Replay passcode: 38154139.

About Silver State Bancorp

Silver State Bancorp, through its wholly-owned subsidiaries, Silver State Bank and Choice Bank, currently operates eleven full service branches in southern Nevada and two full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Silver State Bancorp and Subsidiaries

Consolidated Balance Sheets

September 30, 2007 and December 31, 2006

(Dollars in thousands)

(UNAUDITED)

	September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$21,322	$27,063
Federal funds sold	11,254	8,416

Total cash and cash equivalents	32,576	35,479
Securities available for sale	52,988	65,324
Federal Home Loan Bank stock, at cost	4,359	3,382
Loans held for sale	63,288	34,053
Loans, net of allowance for losses of $16,718 and $11,200, respectively	1,442,065	1,004,443
Premises and equipment, net	39,441	32,033
Accrued interest receivable	9,657	7,236
Deferred taxes, net	3,977	2,441
Other real estate owned	110	738
Goodwill	18,835	18,934
Intangible asset, net of amortization of $202 and $64, respectively	961	1,100
Prepaids and other assets	5,752	4,355

Total assets	$1,674,009	$1,209,518

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing demand	$185,331	$169,429
Interest bearing:
Checking	531,913	434,906
Savings	20,115	19,806
Time, $100 and over	238,468	197,493	(1)
Other time	380,242	164,637	(1)

Total deposits	1,356,069	986,271
Accrued interest payable and other liabilities	17,564	6,356
Federal funds purchased and securities sold under repurchase agreements	2,099	13,602
Federal Home Loan Bank advances:
Short-term borrowings	20,000	8,000
Long-term borrowings	56,600	50,000
Junior subordinated debt	69,589	38,661

Total liabilities	1,521,921	1,102,890

Stockholders’ Equity
Preferred stock, par value of .001 cents; 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of .001 cents; 60,000,000 shares authorized; shares issued 2007: 15,804,565; 2006: 14,224,172; shares outstanding 2007: 15,267,232; 2006: 13,687,109	16	14	(2)
Additional paid-in capital	78,024	51,665
Retained earnings	76,113	57,145
Accumulated other comprehensive income (loss)	37	(101)

	154,190	108,723
Less cost of treasury stock, 2007: 537,333 shares, 2006: 537,063 shares	(2,102)	(2,095)

Total stockholders’ equity	152,088	106,628

Total liabilities and stockholders’ equity	$1,674,009	$1,209,518

(1)	Approximately $ 30,000 has been reclassed from Time Deposits, $100 and over to Other time deposits as of December 31, 2006 to be consistent with revised regulatory reporting requirements. There is no change to total deposits as a result of this reclassification.
(2)	Common stock and additional paid in capital as of December 31, 2006 have been adjusted to reflect the change in par value on common stock from .10 to .001.

Silver State Bancorp and Subsidiaries

Consolidated Statements of Income

For the three months and nine months ended September 30, 2007 and 2006

(Dollars in thousands, except per share information)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Interest and dividend income on:
Loans, including fees	$37,831	$22,651	$99,675	$59,537
Securities, taxable	689	831	2,016	2,147
Dividends on FHLB stock	55	37	154	103
Federal funds sold and other	222	254	692	778

Total interest income	38,797	23,773	102,537	62,565

Interest expense on:
Deposits	14,164	7,889	37,644	18,538
Federal funds purchased and securities sold under repurchase agreements	72	151	314	493
Short-term borrowings	379	59	794	176
Long-term borrowings	681	552	1,895	1,479
Junior subordinated debt	1,091	566	2,446	1,289

Total interest expense	16,387	9,217	43,093	21,975

Net interest income	22,410	14,556	59,444	40,590
Provision for loan losses	2,420	817	5,610	2,017

Net interest income after provision for loan losses	19,990	13,739	53,834	38,573

Other income:
Gain on sale of loans	1,044	1,312	4,077	3,182
Net realized gain (loss) on sale of available for sale securities	—	(14)	31	(17)
Service charges on deposit accounts	231	164	651	507
Loan servicing fees, net of amortization	18	96	268	145
Other income	653	161	1,483	246
Loss on disposal of other assets	—	—	(16)	(43)

Total non-interest income	1,946	1,719	6,494	4,020

Non-interest expense:
Salaries, wages and employee benefits	6,321	4,319	18,565	12,075
Occupancy	949	724	2,517	1,809
Depreciation and amortization	650	375	1,855	884
Insurance	334	75	955	207
Professional fees	733	237	2,047	992
Advertising, public relations and business development	255	141	706	535
Customer service expense	83	71	270	294
Data processing	32	108	122	308
Dues and memberships	40	27	114	113
Directors expense	27	28	77	82
(Gain) Loss on other real estate owned	(50)	—	132	—
Other	1,077	639	2,685	1,831

Total non-interest expense	10,451	6,744	30,045	19,130

Income before income taxes	11,485	8,714	30,283	23,463
Income taxes	4,275	3,071	11,315	8,264

Net income	7,210	5,643	18,968	15,199

Basic income per common share	$0.49	$0.42	$1.35	$1.16

Diluted income per common share	$0.47	$0.40	$1.31	$1.12

Silver State Bancorp and Subsidiaries

Summary Consolidated Financial and Other Data

(Dollars in thousands, except per share data and ratios)

(UNAUDITED)

	At or for the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Selected Income Data:
Interest income	$38,797	$23,773	$102,537	$62,565
Interest expense	16,387	9,217	43,093	21,975

Net interest income	22,410	14,556	59,444	40,590
Provision for loans losses	2,420	817	5,610	2,017

Net interest income after provision for loan losses	19,990	13,739	53,834	38,573
Non-interest income	1,946	1,719	6,494	4,020
Non-interest expense	10,451	6,744	30,045	19,130

Income before income taxes	11,485	8,714	30,283	23,463
Provision for income taxes	4,275	3,071	11,315	8,264

Net Income	$7,210	$5,643	$18,968	$15,199

Share data:
Earnings per share—basic	$0.49	$0.42	$1.35	$1.16
Earnings per share—diluted	0.47	0.40	1.31	1.12
Book value per share	9.96	7.32
Tangible book value per share	8.67	5.88
Shares outstanding at period end	15,267,232	13,470,750
Weighted average shares outstanding—basic	14,863,274	13,390,095	14,098,942	13,048,558
Weighted average shares outstanding—diluted	15,203,894	13,948,948	14,509,458	13,628,570

Selected Balance Sheet Data:
Cash and cash equivalents	$32,576	$78,394
Investments and other securities	52,988	76,339
Loans held for sale	63,288	28,102
Gross loans, including net deferred loan fees	1,458,783	903,846
Allowance for loan losses	16,718	10,544
Assets	1,674,009	1,145,177
Deposits	1,356,069	932,398
Junior subordinated debt	69,589	38,661
Stockholders’ equity	152,088	98,670

Selected Other Balance Sheet Data:
Average assets	$1,602,609	$968,908	$1,443,713	$912,755
Average earning assets	1,525,139	918,466	1,368,492	867,805
Average stockholders’ equity	143,393	91,428	123,411	82,912

Selected Capital Ratios:
Leverage Ratio	11.6%	10.4%
Tier 1 Risk-Based Capital ratio	10.7%	10.5%
Total Risk-Based Capital ratio	12.7%	11.9%

Silver State Bancorp and Subsidiaries

Summary Consolidated Financial and Other Data (continued)

(Dollars in thousands, except per share data and ratios)

(UNAUDITED)

	At or for the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Selected Financial & Performance Ratios:
Return on average assets	1.78%	2.31%	1.76%	2.23%
Return on average stockholders’ equity	19.95%	24.49%	20.55%	24.51%
Net interest rate spread (1)	5.00%	5.14%	4.98%	5.18%
Net interest margin (2)	5.83%	6.29%	5.81%	6.25%
Efficiency ratio (3)	42.91%	41.44%	45.57%	42.88%
Loan to deposit ratio	107.57%	96.94%
Average earning assets to average interest-bearing liabilities	119.46%	128.92%	119.79%	131.63%
Average stockholders’ equity to average assets	8.95%	9.44%	8.55%	9.08%

Selected Asset Quality Ratios:
Non-performing loans to gross loans (4)	0.06%	0.02%
Non-performing assets to total assets (5)	0.06%	0.08%
Loans past due 90 days or more and still accruing to total loans	—	—
Allowance for loan losses to gross loans	1.15%	1.17%
Allowance for loan losses to non-performing loans	2002.16%	6891.50%
Net charge-offs to average loans outstanding	0.00%	0.05%	0.01%	0.06%

Selected Other Data:
Number of full service branch offices	12	9

(1)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(2)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	Efficiency ratio represents non-interest expenses as a percentage of the total of net interest income plus non-interest income.
(4)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status.
(5)	Non-performing assets include non-performing loans plus other real estate owned.

Silver State Bancorp and Subsidiaries

Average Balance Sheet Data

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended September 30,
	2007			2006
	Average Balance	Interest	Average Yield/Cost (5)	Average Balance	Interest	Average Yield/Cost (5)
	(Dollars in thousands)
Interest-earning Assets
Investment Securities-taxable	$52,859	$689	5.17%	$74,055	$831	4.45%
Federal funds sold and other	17,190	222	5.12%	14,877	254	6.77%
Loans (1) (2)	1,450,688	37,831	10.35%	826,536	22,651	10.87%
FHLB stock	4,402	55	4.96%	2,998	37	4.90%

Total earning assets	1,525,139	38,797	10.09%	918,466	23,773	10.27%
Non-interest earning Assets
Cash and due from banks	16,732			16,486
Allowance for loan losses	(15,176)			(9,637)
Other assets	75,914			43,593

Total assets	$1,602,609			$968,908

Interest-bearing Liabilities
Sources of Funds
Interest-bearing deposits:
Interest checking	$10,596	$31	1.16%	$14,901	$41	1.09%
Savings and money market	531,773	6,247	4.66%	329,313	4,234	5.10%
Time deposits	586,906	7,886	5.33%	274,731	3,614	5.22%

Total interest-bearing deposits	1,129,275	14,164	4.98%	618,945	7,889	5.06%
Short-term borrowings	28,914	451	6.19%	17,146	210	4.86%
Long-term debt	56,600	681	4.77%	50,000	552	4.38%
Junior subordinated debt	61,857	1,091	7.00%	26,334	566	8.53%

Total interest-bearing liabilities	1,276,646	16,387	5.09%	712,425	9,217	5.13%
Non-interest bearing Liabilities
Non-interest bearing demand deposits	166,967			160,298
Other liabilities	15,603			4,757
Stockholders’ equity	143,393			91,428

Total liabilities and stockholders’ equity	$1,602,609			$968,908

Net interest rate spread (3)			5.00%			5.14%
Net interest income/net interest margin (4)		$22,410	5.83%		$14,556	6.29%

Total interest-earning assets to interest-bearing liabilities	119.46%			128.92%

(1)	Net loan fees of $4.0 million and $2.3 million are included in the yield computation for the three months ended 2007 and 2006 respectively.
(2)	Non-accrual loans have been included in average loan balances.
(3)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by total average earning assets.
(5)	Annualized.

Silver State Bancorp and Subsidiaries

Average Balance Sheet Data

(Dollars in thousands)

(UNAUDITED)

	Nine Months Ended September 30,
	2007			2006
	Average Balance	Interest	Average Yield/Cost (5)	Average Balance	Interest	Average Yield/Cost (5)
	(Dollars in thousands)
Interest-earning Assets
Investment Securities-taxable	$55,670	$2,016	4.84%	$76,506	$2,147	3.75%
Federal funds sold and other	18,149	692	5.10%	21,432	778	4.85%
Loans (1) (2)	1,290,404	99,675	10.33%	766,966	59,537	10.38%
FHLB stock	4,269	154	4.82%	2,901	103	4.75%

Total earning assets	1,368,492	102,537	10.02%	867,805	62,565	9.64%
Non-interest earning Assets
Cash and due from banks	17,551			16,413
Allowance for loan losses	(13,328)			(9,153)
Other assets	70,998			37,690

Total assets	$1,443,713			$912,755

Interest-bearing Liabilities
Sources of Funds
Interest-bearing deposits:
Interest checking	$15,953	$132	1.11%	$17,590	$113	0.86%
Savings and money market	507,203	17,784	4.69%	328,421	10,454	4.26%
Time deposits	492,900	19,728	5.35%	226,377	7,971	4.71%

Total interest-bearing deposits	1,016,056	37,644	4.95%	572,388	18,538	4.33%
Short-term borrowings	25,634	1,108	5.78%	19,803	669	4.52%
Long-term debt	54,194	1,895	4.68%	46,223	1,479	4.28%
Junior subordinated debt	46,478	2,446	7.04%	20,837	1,289	8.27%

Total interest-bearing liabilities	1,142,362	43,093	5.04%	659,251	21,975	4.46%
Non-interest bearing Liabilities
Non-interest bearing demand deposits	166,657			166,705
Other liabilities	11,283			3,887
Stockholders’ equity	123,411			82,912

Total liabilities and stockholders’ equity	$1,443,713			$912,755

Net interest rate spread (3)			4.98%			5.18%
Net interest income/net interest margin (4)		$59,444	5.81%		$40,590	6.25%

Total interest-earning assets to interest-bearing liabilities	119.79%			131.63%

(1)	Net loan fees of $9.8 million and $6.5 million are included in the yield computation for the six months ended 2007 and 2006 respectively.
(2)	Non-accrual loans have been included in average loan balances.
(3)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by total average earning assets.
(5)	Annualized.

Contacts

Stern And Company

Steven D. Stern, 702-240-9533

steve@sdsternpr.com

www.sdsternpr.com

or

Silver State Bancorp

Corey L. Johnson, 702-433-8300 (President & CEO)

Michael J. Threet, 702-433-8300 (EVP/COO & CFO)